Exhibit 10(q)(2)

                               FIRST AMENDMENT
                                     to
                            AMENDED AND RESTATED
                            MANAGEMENT AGREEMENT

        THIS AGREEMENT made this 21st day of December, 1993, by and between THE KOGER PARTNERSHIP, LTD., a Florida limited partnership (together with all successors and permitted assigns thereof hereunder, the "Owner"), and KOGER PROPERTIES, INC., a Florida corporation (together with all successors and permitted assigns thereof hereunder, the "Manager").

        WHEREAS, the Owner and the Manager previously entered into an Amended and Restated Management Agreement dated August 3, 1993 (the "Agreement"), pursuant to which the Manager provides managerial services for and on behalf of the Owner in connection with the management of the properties owned by the Owner; and

        WHEREAS, the Owner and the Manager desire to further amend the Agreement pursuant to Section 24 of the Agreement;

        NOW THEREFORE, in consideration of the premises and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Owner and the Manager hereby agree to amend Section 12(e)(3) of the Agreement so that such section shall hereinafter read in its entirety as follows:

                (3) Excess Amounts shall become payable in each succeeding month immediately before, and under the same terms as, the Compensation payable under this section 12(e); provided, however, that the Owner's obligation to make any payments of any such Excess Amount shall terminate three
                     (3) years from the date of the monthly payment giving rise to such Excess Amount.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THE KOGER PARTNERSHIP, LTD.,                    KOGER PROPERTIES, INC.
by its general partner,
Koger Properties, Inc.

                                                By: Jack H. Chambers
                                                    President

By:
    President
                                                KOGER MANAGEMENT, INC.,
                                                pursuant to Paragraph 17(a) of
                                                the Agreement


                                                By: James M. Lawrence
                                                    President